Exhibit 99.1

For Immediate Release

Investar Holding Corporation Announces Record 2022 First Quarter Results and Additional Authorization under Share Repurchase Program

BATON ROUGE, LA / ACCESSWIRE / April 21, 2022 / Investar Holding Corporation (“Investar”) (NASDAQ:ISTR), the holding company for Investar Bank, National Association (the “Bank”), today announced financial results for the quarter ended March 31, 2022. Investar reported record net income of $10.1 million, or $0.97 per diluted common share, for the first quarter of 2022, compared to net income of $6.9 million, or $0.67 per diluted common share, for the quarter ended December 31, 2021, and net income of $5.4 million, or $0.51 per diluted common share, for the quarter ended March 31, 2021.

On a non-GAAP basis, core earnings per diluted common share for the first quarter of 2022 were $0.68 compared to $0.56 for the fourth quarter of 2021 and $0.49 for the first quarter of 2021. Core earnings exclude certain non-operating items including, but not limited to, gain on sale of investment securities, change in the fair value of equity securities, swap termination fee income, and acquisition expense (refer to the Reconciliation of Non-GAAP Financial Measures tables for a reconciliation of GAAP to non-GAAP metrics).

Investar also announced that the Board of Directors has approved another 400,000 shares of its common stock for repurchase under a stock repurchase program, in addition to 128,444 shares remaining under the current repurchase program. The additional shares authorized for repurchase represent approximately 4% of Investar’s outstanding common stock. Recent stock buyback activity includes 359,138 shares that were repurchased by Investar during the year ended December 31, 2021 at an average price of $19.24 and 77,248 shares that were repurchased by Investar during the first quarter of 2022 at an average price of $19.95. Investar plans to repurchase its shares in open market transactions from time to time or through privately negotiated transactions in accordance with federal securities laws, at Investar’s discretion. The repurchase program, which has no expiration date, may be suspended or terminated at any time.

The timing and amount of any share repurchases will depend on a variety of factors, including the trading price of Investar’s common stock, securities laws and other regulatory restrictions, potential alternative uses for capital, and market and economic conditions. Repurchased shares will become treasury shares and may be reissued in connection with Investar’s stock incentive plans, other compensation programs, other transactions, or for other corporate purposes. The repurchase program does not obligate Investar to repurchase any shares and will remain in effect until fully utilized or until modified, suspended or terminated.

Investar’s President and Chief Executive Officer John D’Angelo said:

“COVID has created opportunities for the Bank to reevaluate our branch network and how we deliver our products today and in the future. Our management team and board of directors are focused on improving our current banking model. Our customers will have the option to interact with our banking professionals through our online banking platform for all banking needs, including accessing loans and opening deposit accounts. Our digital transformation is progressing as our team continues to roll out new technology while delivering products more efficiently with fewer branches and people. We consolidated two branches in 2021 and will consolidate an additional two branches in the second quarter of 2022. In the first quarter of 2022, we sold one of the branches that closed in 2021 as well as two tracts of land that we held for future branch locations.

I am very pleased with our first quarter results. As a result of technology enhancements and branch consolidations, our core noninterest expenses declined in the first quarter. We are beginning to see the benefits of the many changes our management team has put into place over the last two quarters. Our work is not done, and we believe that our team will transition Investar into a more efficient operation generating improved metrics, including our efficiency ratio and return on assets.”

First Quarter Highlights

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Return on average assets improved to 1.60% for the quarter ended March 31, 2022 compared to 1.06% and 0.92% for the quarters ended December 31, 2021 and March 31, 2021, respectively. Core return on average assets improved to 1.13% for the quarter ended March 31, 2022 compared to 0.89% for each of the quarters ended December 31, 2021 and March 31, 2021.

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Efficiency ratio improved to 55.74% for the quarter ended March 31, 2022 compared to 60.10% and 67.32% for the quarters ended December 31, 2021 and March 31, 2021, respectively. Core efficiency ratio improved to 64.51% for the quarter ended March 31, 2022 compared to 66.54% and 67.35% for the quarters ended December 31, 2021 and March 31, 2021, respectively.

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Net interest margin increased 18 and 11 basis points to 3.75% for the quarter ended March 31, 2022 compared to 3.57% for the quarter ended December 31, 2021 and 3.64% for the quarter ended March 31, 2021, respectively.

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Cost of deposits decreased five basis points to 0.25% for the quarter ended March 31, 2022 compared to 0.30% for the quarter ended December 31, 2021 and decreased 38 basis points compared to 0.63% for the quarter ended March 31, 2021. Our overall cost of funds decreased four and 35 basis points to 0.48% for the quarter ended March 31, 2022 compared to 0.52% and 0.83% for the quarters ended December 31, 2021 and March 31, 2021, respectively.

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Total loans increased $5.4 million, or 0.3%, to $1.88 billion at March 31, 2022, compared to $1.87 billion at December 31, 2021. Excluding PPP loans, total loans increased $15.6 million, or 0.8% (3.4% annualized), to $1.86 billion at March 31, 2022, compared to $1.85 billion at December 31, 2021.

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Total deposits increased $65.7 million, or 3.1%, to $2.19 billion at March 31, 2022, compared to $2.12 billion at December 31, 2021, and increased $176.1 million, or 8.8%, compared to $2.01 billion at March 31, 2021.

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Noninterest-bearing deposits increased $29.0 million, or 4.9%, to $614.4 million at March 31, 2022, compared to $585.5 million at December 31, 2021 and increased $98.9 million, or 19.2%, compared to $515.5 million at March 31, 2021.

•	Deposit mix improved during the first quarter of 2022. Noninterest-bearing deposits as a percentage of total deposits increased to 28.1% at March 31, 2022 compared to 27.6% at December 31, 2021 and 25.6% at March 31, 2021. Time deposits as a percentage of total deposits decreased to 18.4% at March 31, 2022, compared to 21.1% at December 31, 2021 and 24.6% at March 31, 2021.

•	Investar recognized net recoveries of $0.7 million in our loan portfolio during the quarter ended March 31, 2022.

•	Investar terminated multiple interest rate swap agreements during the first quarter of 2022 and recognized $3.3 million in swap termination fees, included in noninterest income for the quarter ended March 31, 2022.

•	Investar sold two tracts of land that were being held as future branch locations for a total gain on sale of fixed assets of $0.4 million during the quarter ended March 31, 2021. A former branch location, closed in 2021, was also sold from other real estate owned in the first quarter of 2022.

Loans

Total loans were $1.88 billion at March 31, 2022, an increase of $5.4 million, or 0.3%, compared to December 31, 2021, and an increase of $31.5 million, or 1.7%, compared to March 31, 2021.

The following table sets forth the composition of the total loan portfolio as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Loans
	3/31/2022	12/31/2021	3/31/2021	$	%	$	%	3/31/2022	3/31/2021
Mortgage loans on real estate
Construction and development	$201,222	$203,204	$190,816	$(1,982)	(1.0)%	$10,406	5.5%	10.7%	10.3%
1-4 Family	367,520	364,307	341,266	3,213	0.9	26,254	7.7	19.6	18.5
Multifamily	52,500	59,570	60,844	(7,070)	(11.9)	(8,344)	(13.7)	2.8	3.3
Farmland	18,296	20,128	24,145	(1,832)	(9.1)	(5,849)	(24.2)	1.0	1.3
Commercial real estate
Owner-occupied	436,763	460,205	399,393	(23,442)	(5.1)	37,370	9.4	23.3	21.7
Nonowner-occupied	471,447	436,172	430,487	35,275	8.1	40,960	9.5	25.1	23.3
Commercial and industrial	314,093	310,831	380,534	3,262	1.0	(66,441)	(17.5)	16.7	20.6
Consumer	15,603	17,595	18,485	(1,992)	(11.3)	(2,882)	(15.6)	0.8	1.0
Total loans	1,877,444	1,872,012	1,845,970	5,432	0.3%	31,474	1.7%	100%	100%
Loans held for sale	—	620	—	(620)	(100.0)	—	—
Total gross loans	$1,877,444	$1,872,632	$1,845,970	$4,812	0.3%	$31,474	1.7%

In the second quarter of 2020, the Bank began participating as a lender in the Paycheck Protection Program (“PPP”) as established by the CARES Act. The PPP loans are generally 100% guaranteed by the Small Business Administration (“SBA”), have an interest rate of 1%, and are eligible to be forgiven based on certain criteria, with the SBA remitting any applicable forgiveness amount to the lender. At March 31, 2022, the balance of the Bank’s PPP loans, which is included in the commercial and industrial portfolio, was $13.2 million, compared to $23.3 million at December 31, 2021 and $106.6 million at March 31, 2021. Eighty-seven percent of the total number of PPP loans we have originated have principal balances of $150,000 or less. At March 31, 2022, approximately 92% of the total balance of PPP loans originated have been forgiven by the SBA or paid off by the customer.

At March 31, 2022, Investar’s total business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $750.9 million, a decrease of $20.2 million, or 2.6%, compared to the business lending portfolio of $771.0 million at December 31, 2021, and a decrease of $29.1 million, or 3.7%, compared to the business lending portfolio of $779.9 million at March 31, 2021. The decrease in the business lending portfolio compared to December 31, 2021 is primarily driven by the forgiveness of PPP loans and a large prepayment from one of our owner-occupied commercial real estate loan relationships. The decrease in the business lending portfolio compared to March 31, 2021 is primarily driven by the forgiveness of PPP loans.

Consumer loans totaled $15.6 million at March 31, 2022, a decrease of $2.0 million, or 11.3%, compared to $17.6 million at December 31, 2021, and a decrease of $2.9 million, or 15.6%, compared to $18.5 million at March 31, 2021. The decrease in consumer loans compared to December 31, 2021 and March 31, 2021 is mainly attributable to scheduled paydowns. The decrease in consumer loans compared to March 31, 2021 was slightly offset by the acquisition of Cheaha Bank (“Cheaha”) on April 1, 2021, which added approximately $6.1 million in consumer loans in the second quarter of 2021.

Our loan portfolio includes loans to businesses in certain industries that may be more significantly affected by the pandemic than others. These loans, including loans related to oil and gas, food services, hospitality, and entertainment, represent approximately 5.5% of our total portfolio, or 5.4% excluding PPP loans, at March 31, 2022, compared to 5.6% of our total portfolio, or 5.4% excluding PPP loans, at December 31, 2021 and 6.8% of our total portfolio, or 5.7% excluding PPP loans, at March 31, 2021 as shown in the table below.

Industry	Percentage of Loan Portfolio March 31, 2022	Percentage of Loan Portfolio March 31, 2022 (excluding PPP loans)	Percentage of Loan Portfolio December 31, 2021	Percentage of Loan Portfolio December 31, 2021 (excluding PPP loans)	Percentage of Loan Portfolio March 31, 2021	Percentage of Loan Portfolio March 31, 2021 (excluding PPP loans)
Oil and gas	2.0%	2.0%	2.2%	2.1%	3.2%	2.4%
Food services	2.4	2.3	2.3	2.2	2.8	2.5
Hospitality	0.5	0.5	0.5	0.5	0.4	0.4
Entertainment	0.6	0.6	0.6	0.6	0.4	0.4
Total	5.5%	5.4%	5.6%	5.4%	6.8%	5.7%

Credit Quality

Nonperforming loans were $25.7 million, or 1.37% of total loans, at March 31, 2022, a decrease of $3.8 million compared to $29.5 million, or 1.58% of total loans, at December 31, 2021, and an increase of $10.8 million compared to $14.9 million, or 0.81% of total loans, at March 31, 2021. The increase in nonperforming loans compared to March 31, 2021 is mainly attributable to one loan relationship that became impaired in the third quarter of 2021 and added $15.1 million to the balance of nonperforming loans as of March 31, 2022. Included in nonperforming loans are acquired loans with a balance of $2.1 million at March 31, 2022, or 8% of nonperforming loans.

The allowance for loan losses was $21.1 million, or 82.1% and 1.12% of nonperforming and total loans, respectively, at March 31, 2022, compared to $20.9 million, or 70.6% and 1.11%, respectively, at December 31, 2021, and $20.4 million, or 137.3% and 1.11%, respectively, at March 31, 2021.

We recorded a negative provision for loan losses of $0.4 million for the quarter ended March 31, 2022 compared to provision for loan losses expense of $0.7 million and $0.4 million for the quarters ended December 31, 2021 and March 31, 2021, respectively. The negative provision for loan losses was driven by net recoveries of $0.7 million in the loan portfolio during the quarter ended March 31, 2022.

Deposits

Total deposits at March 31, 2022 were $2.19 billion, an increase of $65.7 million, or 3.1%, compared to $2.12 billion at December 31, 2021, and an increase of $176.1 million, or 8.8%, compared to $2.01 billion at March 31, 2021. The increase in deposits compared to December 31, 2021 is due to organic growth. Investar acquired approximately $207.0 million in deposits from Cheaha at the time of acquisition on April 1, 2021. The remaining increase compared to March 31, 2021 is due to organic growth.

The COVID-19 pandemic has created a significant amount of excess liquidity in the market, and, as a result, we have experienced large increases in both noninterest and interest-bearing demand deposits, and in money market deposit accounts and savings accounts compared to December 31, 2021 and March 31, 2021. These increases were primarily driven by reduced spending by consumer and business customers related to the COVID-19 pandemic, and increases in some PPP borrowers’ deposit accounts. We believe these factors may be temporary depending on the future economic effects of the COVID-19 pandemic.

Our deposit mix continues to improve and reflects our consistent focus on relationship banking and growing our commercial relationships, as well as the effects of the pandemic on consumer and business spending. Noninterest-bearing deposits as a percentage of total deposits has increased while time deposits as a percentage of total deposits has decreased.

The following table sets forth the composition of deposits as of the dates indicated (dollars in thousands).

								Percentage of
				Linked Quarter Change		Year/Year Change		Total Deposits
	3/31/2022	12/31/2021	3/31/2021	$	%	$	%	3/31/2022	3/31/2021
Noninterest-bearing demand deposits	$614,416	$585,465	$515,487	$28,951	4.9%	$98,929	19.2%	28.1%	25.6%
Interest-bearing demand deposits	710,914	650,868	564,128	60,046	9.2	146,786	26.0	32.5	28.1
Brokered deposits	—	—	80,015	—	—	(80,015)	(100.0)	—	4.0
Money market deposit accounts	276,112	255,501	200,744	20,611	8.1	75,368	37.5	12.6	10.0
Savings accounts	182,532	180,837	154,131	1,695	0.9	28,401	18.4	8.4	7.7
Time deposits	402,030	447,595	495,375	(45,565)	(10.2)	(93,345)	(18.8)	18.4	24.6
Total deposits	$2,186,004	$2,120,266	$2,009,880	$65,738	3.1%	$176,124	8.8%	100.0%	100.0%

Net Interest Income

Net interest income for the first quarter of 2022 totaled $21.8 million, an increase of $0.4 million, or 1.6%, compared to the fourth quarter of 2021, and an increase of $2.2 million, or 11.1%, compared to the first quarter of 2021. Included in net interest income for the quarters ended March 31, 2022, December 31, 2021 and March 31, 2021 is $0.2 million, $0.2 million, and $0.1 million, respectively, of interest income accretion from the acquisition of loans. Also included in net interest income for the quarters ended March 31, 2022, December 31, 2021 and March 31, 2021 are interest recoveries of $0.2 million, $0.1 million, and $17,000, respectively.

Investar’s net interest margin was 3.75% for the quarter ended March 31, 2022, compared to 3.57% for the quarter ended December 31, 2021 and 3.64% for the quarter ended March 31, 2021. The increase in net interest margin for the quarter ended March 31, 2022 compared to the quarter ended December 31, 2021 was driven by a five basis point increase in the yield on our loan portfolio and a 23 basis point increase in yield on our securities portfolio, together resulting in a 15 basis point increase in the yield on interest-earning assets. The increase in net interest margin for the quarter ended March 31, 2022 compared to the quarter ended March 31, 2021 was driven by a 38 basis point decrease in the cost of deposits partially offset by a 16 basis point decrease in the yield on interest-earning assets.

The yield on interest-earning assets was 4.10% for the quarter ended March 31, 2022, compared to 3.95% for the quarter ended December 31, 2021 and 4.26% for the quarter ended March 31, 2021. The increase in the yield on interest-earning assets compared to the quarter ended December 31, 2021 was primarily attributable to prepayment penalty fees of $0.6 million recognized as loan fees during the quarter ended March 31, 2022 as one of our large commercial loan relationships prepaid. The prepayment penalties added 12 basis points to the yield on the loan portfolio. We also had a 23 basis point increase in the yield on our securities portfolio compared to the quarter ended December 31, 2021. The decrease in the yield on interest-earning assets compared to the quarter ended March 31, 2021 was driven by excess liquidity and a 75 basis point reduction in the yield earned on the excess funds.

Exclusive of PPP loans, which had an average balance of $19.5 million and related interest and fee income of $0.4 million for the quarter ended March 31, 2022, compared to an average balance of $33.2 million and related interest and fee income of $1.0 million for the quarter ended December 31, 2021 and an average balance of $97.3 million and related interest and fee income of $1.4 million for the quarter ended March 31, 2021, adjusted net interest margin was 3.71% for the quarter ended March 31, 2022, compared to an adjusted net interest margin of 3.46% for the quarter ended December 31, 2021 and 3.54% for the quarter ended March 31, 2021. Included in PPP interest and fee income for the quarters ended March 31, 2022, December 31, 2021, and March 31, 2021 is $0.3 million, $0.8 million, and $0.7 million, respectively, of accelerated fee income recognized due to the forgiveness or pay-off of PPP loans. Refer to the Reconciliation of Non-GAAP Financial Measures table for a reconciliation of GAAP to non-GAAP metrics.

Exclusive of the interest income accretion from the acquisition of loans, interest recoveries, accelerated fee income recognized due to the forgiveness or pay-off of PPP loans, and the $0.6 million of prepayment penalty fees recognized during the first quarter of 2022, all discussed above, adjusted net interest margin increased to 3.53% for the quarter ended March 31, 2022, compared to 3.38% for the quarter ended December 31, 2021, and 3.49% for the quarter ended March 31, 2021. The adjusted yield on interest-earning assets was 3.88% for the quarter ended March 31, 2022 compared to 3.76% and 4.10% for the quarters ended December 31, 2021 and March 31, 2021, respectively. Refer to the Reconciliation of Non-GAAP Financial Measures table for a reconciliation of GAAP to non-GAAP metrics.

The cost of deposits decreased five basis points to 0.25% for the quarter ended March 31, 2022 compared to 0.30% for the quarter ended December 31, 2021 and decreased 38 basis points compared to 0.63% for the quarter ended March 31, 2021. The decrease in the cost of deposits compared to the quarter ended December 31, 2021 and March 31, 2021 reflects the decrease in rates paid for all categories of interest-bearing deposits, with the exception of brokered deposits when compared to December 31, 2021. The Bank uses brokered deposits to satisfy the required borrowings under its interest rate swap agreements, due to more favorable pricing. As of March 31, 2022 and December 31, 2021, there was no balance of brokered deposits. The average brokered deposit balance during the quarter ended March 31, 2022 related to swap agreements that were terminated during the quarter.

The overall costs of funds for the quarter ended March 31, 2022 decreased four basis points to 0.48% compared to 0.52% for the quarter ended December 31, 2021 and decreased 35 basis points compared to 0.83% for the quarter ended March 31, 2021. The decrease in the cost of funds for the quarter ended March 31, 2022 compared to the quarters ended December 31, 2021 and March 31, 2021 resulted from both lower cost of deposits and lower average balances of short-term borrowings, the costs of which are driven by the Federal Reserve’s federal funds rates. Subsequent to the end of the first quarter of 2022, Investar announced the completion of a private placement of $20.0 million in aggregate principal amount of it 5.125% Fixed-to-Floating Subordinated Notes due 2032 (the “Notes”). Investar expects to utilize the net proceeds from the sale of the Notes to refinance its 2017 issuance of subordinated debt securities, for possible share repurchases and for general corporate purposes.

Noninterest Income

Noninterest income for the first quarter of 2022 totaled $5.9 million, an increase of $4.2 million, or 249.0%, compared to the fourth quarter of 2021 and an increase of $3.5 million, or 148.0%, compared to the first quarter of 2021. The increase in noninterest income compared to the quarter ended December 31, 2021 was driven by $3.3 million in swap termination fees and a $0.8 million increase in the gain on sale or disposition of fixed assets. The increase in noninterest income compared to the quarter ended March 31, 2021 is mainly attributable to $3.3 million in swap termination fees, partially offset by a $0.6 million decrease in the gain on sale of investment securities.

Swap termination fees were recorded when Investar voluntarily terminated a number of interest rate swap agreements during the first quarter of 2022 in response to market conditions and as a result of excess liquidity. In the past few years, Investar has entered into multiple forward starting pay-fixed interest rate swap agreements to manage exposure against the variability in expected future cash flows, in anticipation of rising rates. However, the borrowings required by the swap agreements provide excess liquidity and put downward pressure on the yield on our interest-earning assets and net interest margin. We elected to terminate a number of swap contracts that became effective in the first quarter of 2022 or would be effective in the second quarter of 2022 to avoid additional excess liquidity and net interest margin compression. Investar had forward starting interest rate swap contracts with a total notional amount of $60 million as of March 31, 2022.

Noninterest Expense

Noninterest expense for the first quarter of 2022 totaled $15.4 million, an increase of $1.5 million, or 10.9%, compared to the fourth quarter of 2021, and an increase of $0.6 million, or 4.2%, compared to the first quarter of 2021. The increase in noninterest expense for the quarter ended March 31, 2022 compared to the quarter ended December 31, 2021 was driven by the $1.9 million increase in salaries and employee benefits expense, which resulted from the $1.9 million Employee Retention Credit recognized as a credit to payroll taxes during the quarter ended December 31, 2021. The increase in noninterest expense for the quarter ended March 31, 2022 compared to the quarter ended March 31, 2021 is primarily a result of a $0.4 increase in other operating expenses and $0.3 increase in salaries and employee benefits. The increase in other operating expenses was driven by an increase in collection and repossession expenses, the majority of which is related to one impaired loan relationship. The increase in salaries and employee benefits is primarily attributable to the acquisition of Cheaha on April 1, 2021, which added four branch locations and related staff.

Taxes

Investar recorded an income tax expense of $2.6 million for the quarter ended March 31, 2022, which equates to an effective tax rate of 20.5%, an increase from the effective tax rate of 19.1% at December 31, 2021 and a decrease from the effective tax rate of 21.1% for the quarter ended March 31, 2021.

Basic and Diluted Earnings Per Common Share

Investar reported basic and diluted earnings per common share of $0.98 and $0.97, respectively, for the quarter ended March 31, 2022, compared to basic and diluted earnings per common share of $0.67 for the quarter ended December 31, 2021, and basic and diluted earnings per common share of $0.51 for the quarter ended March 31, 2021.

About Investar Holding Corporation

Investar, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, National Association. The Bank currently operates 33 branch locations serving Louisiana, Texas, and Alabama. At March 31, 2022, the Bank had 336 full-time equivalent employees and total assets of $2.6 billion.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures and ratios include “tangible common equity,” “tangible assets,” “tangible equity to tangible assets,” “tangible book value per common share,” “core noninterest income,” “core earnings before noninterest expense,” “core noninterest expense,” “core earnings before income tax expense,” “core income tax expense,” “core earnings,” “core efficiency ratio,” “core return on average assets,” “core return on average equity,” “core basic earnings per share,” and “core diluted earnings per share.” We also present certain average loan, yield, net interest income and net interest margin data adjusted to show the effects of excluding PPP loans, accelerated fee income for PPP loans, interest recoveries, interest income accretion from the acquisition of loans, and prepayment penalty fees. Management believes these non-GAAP financial measures provide information useful to investors in understanding Investar’s financial results, and Investar believes that its presentation, together with the accompanying reconciliations, provide a more complete understanding of factors and trends affecting Investar’s business and allow investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and Investar strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Investar’s current views with respect to, among other things, future events and financial performance. Investar generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words.

Any forward-looking statements contained in this press release are based on the historical performance of Investar and its subsidiaries or on Investar’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by Investar that the future plans, estimates or expectations by Investar will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to Investar’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if Investar’s underlying assumptions prove to be incorrect, Investar’s actual results may vary materially from those indicated in these statements. Investar does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include, but are not limited to, the following, any one or more of which could materially affect the outcome of future events:

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the significant risks and uncertainties for our business, results of operations and financial condition, as well as our regulatory capital and liquidity ratios and other regulatory requirements in the United States caused by the ongoing COVID-19 pandemic, including but not limited to potential continued higher inflation and supply and labor constraints, which will depend on several factors, including the scope and duration of the pandemic, its continued influence on the economy and financial markets, the impact on market participants on which we rely, and actions taken by governmental authorities and other third parties in response to the pandemic;

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business and economic conditions generally and in the financial services industry in particular, whether nationally, regionally or in the markets in which we operate, including evolving risks to economic activity and our customers posed by the COVID-19 pandemic and government actions taken to address the impact of COVID-19 or contain it, the potential impact of the termination of various pandemic-related government support programs, and the potential impact of legislation under consideration in Congress, which could increase government programs, spending and taxes;

•	our ability to achieve organic loan and deposit growth, and the composition of that growth;

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changes (or the lack of changes) in interest rates, yield curves and interest rate spread relationships that affect our loan and deposit pricing, including potential continued increases in interest rates in 2022;

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our ability to identify and enter into agreements to combine with attractive acquisition candidates, finance acquisitions, complete acquisitions after definitive agreements are entered into, and successfully integrate acquired operations;

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cessation of the one-week and two-month U.S. dollar settings of LIBOR as of December 31, 2021 and announced cessation of the remaining U.S. dollar LIBOR settings after June 30, 2023, and the related effect on our LIBOR-based financial products and contracts, including, but not limited to, hedging products, debt obligations, investments and loans;

•	the extent of continuing client demand for the high level of personalized service that is a key element of our banking approach as well as our ability to execute our strategy generally;

•	our dependence on our management team, and our ability to attract and retain qualified personnel;

•	changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers;

•	inaccuracy of the assumptions and estimates we make in establishing reserves for probable loan losses and other estimates;

•	the concentration of our business within our geographic areas of operation in Louisiana, Texas and Alabama;

•	concentration of credit exposure;

•	any deterioration in asset quality and higher loan charge-offs, and the time and effort necessary to resolve problem assets;

•	a reduction in liquidity, including as a result of a reduction in the amount of deposits we hold or other sources of liquidity;

•	ongoing disruptions in the oil and gas industry due to the significant fluctuations in the price of oil and natural gas;

•	data processing system failures and errors;

•	cyberattacks and other security breaches; and

•

hurricanes (including hurricanes, tropical storms and tropical depressions that have affected the Company’s market areas), floods, winter storms, other natural disasters and adverse weather; oil spills and other man-made disasters; acts of terrorism, an outbreak or intensifying of hostilities including the war in Ukraine or other international or domestic calamities, acts of God and other matters beyond our control.

These factors should not be construed as exhaustive. Additional information on these and other risk factors can be found in Item 1A. “Risk Factors” and in the “Special Note Regarding Forward-Looking Statements” in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Investar’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission (the “SEC”).

For further information contact:

Investar Holding Corporation

Chris Hufft

Chief Financial Officer

(225) 227-2215

Chris.Hufft@investarbank.com

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	3/31/2022	12/31/2021	3/31/2021	Linked Quarter	Year/Year
EARNINGS DATA
Total interest income	$23,867	$23,753	$22,969	0.5%	3.9%
Total interest expense	2,046	2,286	3,335	(10.5)	(38.7)
Net interest income	21,821	21,467	19,634	1.6	11.1
Provision for loan losses	(449)	658	400	(168.2)	(212.3)
Total noninterest income	5,866	1,681	2,365	249.0	148.0
Total noninterest expense	15,433	13,912	14,809	10.9	4.2
Income before income taxes	12,703	8,578	6,790	48.1	87.1
Income tax expense	2,600	1,642	1,430	58.3	81.8
Net income	$10,103	$6,936	$5,360	45.7	88.5

AVERAGE BALANCE SHEET DATA
Total assets	$2,560,831	$2,595,211	$2,354,504	(1.3)%	8.8%
Total interest-earning assets	2,358,312	2,385,896	2,185,853	(1.2)	7.9
Total loans	1,862,775	1,885,979	1,857,272	(1.2)	0.3
Total interest-bearing deposits	1,576,643	1,597,556	1,484,515	(1.3)	6.2
Total interest-bearing liabilities	1,712,163	1,734,170	1,623,286	(1.3)	5.5
Total deposits	2,163,199	2,200,718	1,951,046	(1.7)	10.9
Total stockholders’ equity	246,309	241,465	247,236	2.0	(0.4)

PER SHARE DATA
Earnings:
Basic earnings per common share	$0.98	$0.67	$0.51	46.3%	92.2%
Diluted earnings per common share	0.97	0.67	0.51	44.8	90.2
Core Earnings(1):
Core basic earnings per common share(1)	0.69	0.56	0.49	23.2	40.8
Core diluted earnings per common share(1)	0.68	0.56	0.49	21.4	38.8
Book value per common share	22.66	23.45	23.79	(3.4)	(4.7)
Tangible book value per common share(1)	18.41	19.20	20.72	(4.1)	(11.1)
Common shares outstanding	10,310,212	10,343,494	10,436,493	(0.3)	(1.2)
Weighted average common shares outstanding - basic	10,335,334	10,343,467	10,509,468	(0.1)	(1.7)
Weighted average common shares outstanding - diluted	10,405,783	10,413,713	10,567,173	(0.1)	(1.5)

PERFORMANCE RATIOS
Return on average assets	1.60%	1.06%	0.92%	50.9%	73.9%
Core return on average assets(1)	1.13	0.89	0.89	27.0	27.0
Return on average equity	16.64	11.40	8.79	46.0	89.3
Core return on average equity(1)	11.70	9.59	8.50	22.0	37.6
Net interest margin	3.75	3.57	3.64	5.0	3.0
Net interest income to average assets	3.46	3.28	3.38	5.5	2.4
Noninterest expense to average assets	2.44	2.13	2.55	14.6	(4.3)
Efficiency ratio(2)	55.74	60.10	67.32	(7.3)	(17.2)
Core efficiency ratio(1)	64.51	66.54	67.35	(3.1)	(4.2)
Dividend payout ratio	8.67	11.94	13.73	(27.4)	(36.9)
Net (recoveries) charge-offs to average loans	(0.04)	0.02	0.02	(300.0)	(300.0)

(1) Non-GAAP financial measure. See reconciliation.
(2) Efficiency ratio represents noninterest expenses divided by the sum of net interest income (before provision for loan losses) and noninterest income.

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	3/31/2022	12/31/2021	3/31/2021	Linked Quarter	Year/Year
ASSET QUALITY RATIOS
Nonperforming assets to total assets	1.13%	1.28%	0.68%	(11.7)%	66.2%
Nonperforming loans to total loans	1.37	1.58	0.81	(13.3)	69.1
Allowance for loan losses to total loans	1.12	1.11	1.11	0.9	0.9
Allowance for loan losses to nonperforming loans	82.09	70.59	137.33	16.3	(40.2)

CAPITAL RATIOS
Investar Holding Corporation:
Total equity to total assets	9.08%	9.65%	10.31%	(5.9)%	(11.9)%
Tangible equity to tangible assets(1)	7.51	8.04	9.10	(6.6)	(17.5)
Tier 1 leverage ratio	8.53	8.12	9.37	5.0	(9.0)
Common equity tier 1 capital ratio(2)	9.83	9.45	11.08	4.0	(11.3)
Tier 1 capital ratio(2)	10.29	9.90	11.42	3.9	(9.9)
Total capital ratio(2)	13.39	12.99	14.77	3.1	(9.3)
Investar Bank:
Tier 1 leverage ratio	10.03	9.60	10.56	4.5	(5.0)
Common equity tier 1 capital ratio(2)	12.10	11.72	12.86	3.2	(5.9)
Tier 1 capital ratio(2)	12.10	11.72	12.86	3.2	(5.9)
Total capital ratio(2)	13.14	12.75	13.95	3.1	(5.8)

(1) Non-GAAP financial measure. See reconciliation.
(2) Estimated for March 31, 2022.

INVESTAR HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	March 31, 2022	December 31, 2021	March 31, 2021
ASSETS
Cash and due from banks	$45,700	$38,601	$29,970
Interest-bearing balances due from other banks	45,775	57,940	69,400
Federal funds sold	130	500	97
Cash and cash equivalents	91,605	97,041	99,467

Available for sale securities at fair value (amortized cost of $436,759, $356,639, and $299,310, respectively)	413,777	355,509	301,433
Held to maturity securities at amortized cost (estimated fair value of $9,900, $10,727, and $12,341, respectively)	9,926	10,255	11,966
Loans held for sale	—	620	—
Loans, net of allowance for loan losses of $21,088, $20,859, and $20,423, respectively	1,856,356	1,851,153	1,825,547
Other equity securities	17,904	16,803	16,763
Bank premises and equipment, net of accumulated depreciation of $20,016, $19,149, and $16,803, respectively	55,204	58,080	56,631
Other real estate owned, net	3,454	2,653	1,518
Accrued interest receivable	11,168	11,355	12,868
Deferred tax asset	6,600	2,239	—
Goodwill and other intangible assets, net	43,804	44,036	32,001
Bank-owned life insurance	51,366	51,074	39,131
Other assets	11,544	12,385	10,631
Total assets	$2,572,708	$2,513,203	$2,407,956

LIABILITIES
Deposits
Noninterest-bearing	$614,416	$585,465	$515,487
Interest-bearing	1,571,588	1,534,801	1,494,393
Total deposits	2,186,004	2,120,266	2,009,880
Advances from Federal Home Loan Bank	78,500	78,500	82,500
Repurchase agreements	1,305	5,783	4,274
Subordinated debt	43,012	42,989	42,920
Junior subordinated debt	8,420	8,384	5,962
Accrued taxes and other liabilities	21,810	14,683	14,169
Total liabilities	2,339,051	2,270,605	2,159,705

STOCKHOLDERS’ EQUITY
Preferred stock, no par value per share; 5,000,000 shares authorized	—	—	—
Common stock, $1.00 par value per share; 40,000,000 shares authorized; 10,310,212, 10,343,494, and 10,436,493 shares issued and outstanding, respectively	10,310	10,343	10,436
Surplus	153,531	154,932	155,822
Retained earnings	85,387	76,160	75,998
Accumulated other comprehensive (loss) income	(15,571)	1,163	5,995
Total stockholders’ equity	233,657	242,598	248,251
Total liabilities and stockholders’ equity	$2,572,708	$2,513,203	$2,407,956

INVESTAR HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended
	March 31, 2022	December 31, 2021	March 31, 2021
INTEREST INCOME
Interest and fees on loans	$21,726	$22,248	$21,627
Interest on investment securities	1,955	1,291	1,179
Other interest income	186	214	163
Total interest income	23,867	23,753	22,969

INTEREST EXPENSE
Interest on deposits	976	1,217	2,302
Interest on borrowings	1,070	1,069	1,033
Total interest expense	2,046	2,286	3,335
Net interest income	21,821	21,467	19,634

Provision for loan losses	(449)	658	400
Net interest income after provision for loan losses	22,270	20,809	19,234

NONINTEREST INCOME
Service charges on deposit accounts	667	674	491
Gain on sale of investment securities, net	6	—	600
Gain (loss) on sale or disposition of fixed assets, net	373	(406)	(2)
Gain on sale of other real estate owned, net	41	—	—
Swap termination fee income	3,344	—	—
Gain on sale of loans	33	80	—
Servicing fees and fee income on serviced loans	21	37	64
Interchange fees	498	527	388
Income from bank owned life insurance	292	308	223
Change in the fair value of equity securities	11	10	65
Other operating income	580	451	536
Total noninterest income	5,866	1,681	2,365
Income before noninterest expense	28,136	22,490	21,599

NONINTEREST EXPENSE
Depreciation and amortization	1,155	1,240	1,206
Salaries and employee benefits	9,021	7,146	8,695
Occupancy	641	778	637
Data processing	1,006	678	746
Marketing	21	106	41
Professional fees	379	467	358
Acquisition expenses	—	—	361
Other operating expenses	3,210	3,497	2,765
Total noninterest expense	15,433	13,912	14,809
Income before income tax expense	12,703	8,578	6,790
Income tax expense	2,600	1,642	1,430
Net income	$10,103	$6,936	$5,360

EARNINGS PER SHARE
Basic earnings per common share	$0.98	$0.67	$0.51
Diluted earnings per common share	0.97	0.67	0.51
Cash dividends declared per common share	0.09	0.08	0.07

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	March 31, 2022			December 31, 2021			March 31, 2021
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$1,862,775	$21,726	4.73%	$1,885,979	$22,248	4.68%	$1,857,272	$21,627	4.72%
Securities:
Taxable	395,828	1,814	1.86	287,692	1,156	1.59	270,040	1,039	1.56
Tax-exempt	22,248	141	2.58	20,267	135	2.63	20,228	140	2.81
Interest-bearing balances with banks	77,461	186	0.97	191,958	214	0.44	38,313	163	1.72
Total interest-earning assets	2,358,312	23,867	4.10	2,385,896	23,753	3.95	2,185,853	22,969	4.26
Cash and due from banks	44,900			47,384			30,335
Intangible assets	43,928			44,156			32,112
Other assets	134,491			139,064			126,750
Allowance for loan losses	(20,800)			(21,289)			(20,546)
Total assets	$2,560,831			$2,595,211			$2,354,504

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$965,574	$339	0.14%	$939,789	$413	0.17%	$736,502	$685	0.38%
Brokered deposits	3,188	2	0.27	16,405	2	0.04	83,832	209	1.01
Savings deposits	180,568	21	0.05	178,751	43	0.09	146,078	66	0.19
Time deposits	427,313	614	0.58	462,611	759	0.65	518,103	1,342	1.05
Total interest-bearing deposits	1,576,643	976	0.25	1,597,556	1,217	0.30	1,484,515	2,302	0.63
Short-term borrowings	5,616	2	0.15	6,772	4	0.22	11,407	6	0.18
Long-term debt	129,904	1,068	3.33	129,842	1,065	3.26	127,364	1,027	3.27
Total interest-bearing liabilities	1,712,163	2,046	0.48	1,734,170	2,286	0.52	1,623,286	3,335	0.83
Noninterest-bearing deposits	586,556			603,162			466,531
Other liabilities	15,803			16,414			17,451
Stockholders’ equity	246,309			241,465			247,236
Total liability and stockholders’ equity	$2,560,831			$2,595,211			$2,354,504
Net interest income/net interest margin		$21,821	3.75%		$21,467	3.57%		$19,634	3.64%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
INTEREST EARNED AND YIELD ANALYSIS ADJUSTED FOR PPP LOANS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	March 31, 2022			December 31, 2021			March 31, 2021
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Interest-earning assets:
Loans	$1,862,775	$21,726	4.73%	$1,885,979	$22,248	4.68%	$1,857,272	$21,627	4.72%
Adjustments:
PPP loans	19,532	432	8.98	33,182	975	11.69	97,288	1,405	5.86
Adjusted loans	1,843,243	21,294	4.69	1,852,797	21,273	4.56	1,759,984	20,222	4.66
Securities:
Taxable	395,828	1,814	1.86	287,692	1,156	1.59	270,040	1,039	1.56
Tax-exempt	22,248	141	2.58	20,267	135	2.63	20,228	140	2.81
Interest-bearing balances with banks	77,461	186	0.97	191,958	214	0.44	38,313	163	1.72
Adjusted interest-earning assets	2,338,780	23,435	4.06	2,352,714	22,778	3.84	2,088,565	21,564	4.19

Total interest-bearing liabilities	1,712,163	2,046	0.48	1,734,170	2,286	0.52	1,623,286	3,335	0.83

Adjusted net interest income/adjusted net interest margin		$21,389	3.71%		$20,492	3.46%		$18,229	3.54%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
INTEREST EARNED AND YIELD ANALYSIS ADJUSTED FOR ACCELERATED PPP INCOME, INTEREST RECOVERIES, ACCRETION, AND PREPAYMENT PENALTY FEES
(Amounts in thousands)
(Unaudited)

	For the three months ended
	March 31, 2022			December 31, 2021			March 31, 2021
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Interest-earning assets:
Loans	$1,862,775	$21,726	4.73%	$1,885,979	$22,248	4.68%	$1,857,272	$21,627	4.72%
Adjustments:
Accelerated fee income for forgiven or paid off PPP loans		337			812			692
Interest recoveries		203			119			17
Accretion		208			211			135
Prepayment penalty fees		562			—			—
Adjusted loans	1,862,775	20,416	4.44	1,885,979	21,106	4.44	1,857,272	20,783	4.54
Securities:
Taxable	395,828	1,814	1.86	287,692	1,156	1.59	270,040	1,039	1.56
Tax-exempt	22,248	141	2.58	20,267	135	2.63	20,228	140	2.81
Interest-bearing balances with banks	77,461	186	0.97	191,958	214	0.44	38,313	163	1.72
Adjusted interest-earning assets	2,358,312	22,557	3.88	2,385,896	22,611	3.76	2,185,853	22,125	4.10

Total interest-bearing liabilities	1,712,163	2,046	0.48	1,734,170	2,286	0.52	1,623,286	3,335	0.83

Adjusted net interest income/adjusted net interest margin		$20,511	3.53%		$20,325	3.38%		$18,790	3.49%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

	March 31, 2022	December 31, 2021	March 31, 2021
Tangible common equity
Total stockholders’ equity	$233,657	$242,598	$248,251
Adjustments:
Goodwill	40,088	40,088	28,144
Core deposit intangible	3,616	3,848	3,757
Trademark intangible	100	100	100
Tangible common equity	$189,853	$198,562	$216,250
Tangible assets
Total assets	$2,572,708	$2,513,203	$2,407,956
Adjustments:
Goodwill	40,088	40,088	28,144
Core deposit intangible	3,616	3,848	3,757
Trademark intangible	100	100	100
Tangible assets	$2,528,904	$2,469,167	$2,375,955

Common shares outstanding	10,310,212	10,343,494	10,436,493
Tangible equity to tangible assets	7.51%	8.04%	9.10%
Book value per common share	$22.66	$23.45	$23.79
Tangible book value per common share	18.41	19.20	20.72

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

		Three months ended
		3/31/2022	12/31/2021	3/31/2021
Net interest income	(a)	$21,821	$21,467	$19,634
Provision for loan losses		(449)	658	400
Net interest income after provision for loan losses		22,270	20,809	19,234

Noninterest income	(b)	5,866	1,681	2,365
Gain on sale of investment securities, net		(6)	—	(600)
(Gain) loss on sale or disposition of fixed assets, net		(373)	406	2
Gain on sale of other real estate owned, net		(41)	—	—
Swap termination fee income		(3,344)	—	—
Change in the fair value of equity securities		(11)	(10)	(65)
Core noninterest income	(d)	2,091	2,077	1,702

Core earnings before noninterest expense		24,361	22,886	20,936

Total noninterest expense	(c)	15,433	13,912	14,809
Acquisition expense		—	—	(361)
Severance		(8)	(5)	(78)
Employee retention credit, net of consulting fees		—	1,759	—
Core noninterest expense	(f)	15,425	15,666	14,370

Core earnings before income tax expense		8,936	7,220	6,566
Core income tax expense(1)		1,829	1,379	1,385
Core earnings		$7,107	$5,841	$5,181

Core basic earnings per common share		0.69	0.56	0.49

Diluted earnings per common share (GAAP)		$0.97	$0.67	$0.51
Gain on sale of investment securities, net		—	—	(0.05)
(Gain) loss on sale or disposition of fixed assets, net		(0.03)	0.03	—
Gain on sale of other real estate owned, net		—	—	—
Swap termination fee income		(0.26)	—	—
Change in the fair value of equity securities		—	—	(0.01)
Acquisition expense		—	—	0.03
Severance		—	—	0.01
Employee retention credit, net of consulting fees		—	(0.14)	—
Core diluted earnings per common share		$0.68	$0.56	$0.49

Efficiency ratio	(c) / (a+b)	55.74%	60.10%	67.32%
Core efficiency ratio	(f) / (a+d)	64.51	66.54	67.35
Core return on average assets(2)		1.13	0.89	0.89
Core return on average equity(2)		11.70	9.59	8.50
Total average assets		$2,560,831	$2,595,211	$2,354,504
Total average stockholders’ equity		246,309	241,465	247,236

(1) Core income tax expense is calculated using the effective tax rates of 20.5%, 19.1% and 21.1% for the quarters ended March 31, 2022, December 31, 2021 and March 31, 2021, respectively.
(2) Core earnings used in calculation. No adjustments were made to average assets or average equity.